Exhibit 10.4

EXECUTIVE RETIREMENT PLAN

OF

THE DUN & BRADSTREET CORPORATION

As Amended and Restated Effective January 1, 2009

PREAMBLE

The principal purpose of this Executive Retirement Plan of The Dun & Bradstreet Corporation (the “Plan”) is to ensure the payment of a competitive level of retirement income and disability benefits in order to attract, retain and motivate selected executives of the Corporation and its Affiliates.

Effective January 1, 2009, the Supplemental Executive Benefit Plan of The Dun & Bradstreet Corporation (the “SEBP”) was combined with the Plan to form a single plan. This Plan document constitutes an amendment and restatement of both the Plan and the SEBP, and shall apply effective January 1, 2009, to Participants and Vested Former Participants who performed an hour of service on or after January 1, 2005.

Section 1.

Definitions

1.1 “Affiliate” means any corporation, partnership, joint venture, limited liability company, or other organization which, together with the Corporation, would be treated as a single employer under Section 414(b) or (c) of the Code. An eighty (80) percent ownership threshold shall be applied for identifying related entities that are Affiliates for all purposes under this Plan.

1.2 “Aggregated Amounts” means the entirety of a Participant’s or Vested Former Participant’s interest under any plan, agreement, method, program or other arrangement with respect to which deferrals of compensation, together with all benefits under this Plan, are treated as having been deferred under a single nonqualified deferred compensation plan under Section 1.409A-1(c)(2) of the Treasury Regulations.

1.3 “Average Final Compensation” means a Participant’s or Vested Former Participant’s average annual Compensation during the five (5) consecutive twelve (12) month periods in the last ten (10) consecutive twelve (12) month periods of his or her Credited Service (or during the total number of consecutive twelve (12) month periods if fewer than five (5)), prior to the relevant date of calculation under this Plan, affording the highest such average annual Compensation. If actual monthly Compensation for any month during the one hundred twenty (120) month computational period is unavailable, Compensation for such month shall be determined based on uniform rules adopted by the Committee or its delegee. For the sole purpose of determining a Participant’s or Vested Former Participant’s average annual

Compensation, service with an Affiliate shall be deemed Credited Service. Notwithstanding the foregoing, if the Participant is Disabled at the time of his or her Retirement, the Average Final Compensation shall be the greater of the amount described above or the Participant’s Earnings.

1.4 “Board” means the Board of Directors of The Dun & Bradstreet Corporation.

1.5 “Change in Control” means the occurrence of any of the following events, but only to the extent such event constitutes a “change in control event” as that term is defined for purposes of Code Section 409A:

(a) any one person, or more than one person acting as a group (including owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Corporation, but not including persons solely because they purchase or own stock of the Corporation at the same time or as a result of the same public offering), acquires (or has acquired during the twelve-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Corporation possessing thirty percent (30%) or more of the total voting power of the Corporation’s stock, but only if such person or group is not considered to effectively control the Corporation (within the meaning of Section 1.409A-3(i)(5)(vi) of the Treasury Regulations) prior to such acquisition;

(b) a majority of members of the Board is replaced during any twelve-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election;

(c) any one person, or more than one person acting as a group (including owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Corporation, but not including persons solely because they purchase or own stock of the Corporation at the same time or as a result of the same public offering), acquires ownership of stock of the Corporation that, together with stock held by such person or group, constitutes more than fifty percent (50%) of the total voting power of the stock of the Corporation, but only if such person or group was not considered to own more than fifty percent (50%) of the total voting power of the stock of the Corporation prior to such acquisition; or

(d) any one person, or more than one person acting as a group (including owners of a corporation that enters into a merger, consolidation, purchase or acquisition of assets, or similar business transaction with the Corporation, but not including persons solely because they purchase assets of the Corporation at the same time), acquires (or has acquired during the twelve-month period ending on the date of the most recent acquisition by such person or group) assets from the Corporation that have a total gross fair market value (determined without regard to any liabilities associated with such assets) equal to or more than ninety percent (90%) of the total gross fair market value of all of the assets of the Corporation (determined without regard to any liabilities associated with such assets) immediately before such acquisition or acquisitions, except where the assets are transferred to (i) a shareholder of the Corporation (immediately before the asset transfer) in exchange for or with respect to its stock,

(ii) an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by the Corporation immediately after the asset transfer, (iii) a person, or more than one person acting as a group, that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding stock of the Corporation immediately after the asset transfer, or (iv) an entity, at least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by a person described in (iii), above, immediately after the asset transfer.

1.6 “Code” means the Internal Revenue Code of 1986, as amended from time to time.

1.7 “Committee” means the Compensation & Benefits Committee of the Board.

1.8 “Compensation” means the total amount paid by the Corporation or an Affiliate to a Participant or Vested Former Participant (other than amounts paid after Termination of Employment) with respect to any period of Credited Service as salary, wages, overtime, regular cash bonuses and commissions, lump sum payments in lieu of foregone merit increases, “bonus buyouts” as the result of job changes, and any portion of such amounts voluntarily deferred or reduced by the Participant or Vested Former Participant under any employee benefit plan of the Corporation or Affiliate available to all levels of employees of the Corporation or Affiliate on a non-discriminatory basis upon satisfaction of eligibility requirements and voluntarily deferred or reduced under any executive deferral plan of the Corporation or Affiliate (provided such amounts otherwise would not have been excluded had they not been deferred), but excluding any pension, retainers, severance pay, special stay-on bonus payments, income derived from stock options, stock appreciation rights and dispositions of stock acquired thereunder, payments dependent upon any contingency after the period of Credited Service and other special remunerations (including performance units). Compensation shall include elective amounts that are not includible in gross income of the Participant or Vested Former Participant by reason of Sections 125, 132(f)(4), 402(e)(3), 402(h) or 403(b) of the Code.

In the case of a Participant or Vested Former Participant who is transferred to an entity that is not an Affiliate during a year, Compensation shall be the amount earned by the Participant or Vested Former Participant prior to such transfer. If a Participant’s or Vested Former Participant’s employment with the Corporation or an Affiliate is continued during a period of authorized leave of absence, for the purposes of determining Average Final Compensation, the Participant or Vested Former Participant shall be deemed to continue to receive the Earnings he or she was receiving at the time such leave commenced. In all cases of paid leave, the Participant’s or Vested Former Participant’s Compensation during such period of leave shall be included for the purposes of determining Average Final Compensation.

1.9 “Corporation” means The Dun & Bradstreet Corporation, a Delaware corporation, and any successor or assigns thereto.

1.10 “Credited Service” means service from the date the Participant, Former Participant or Vested Former Participant was employed by the Corporation or an Affiliate; in the case of an acquired business, however, the Participant’s, Former Participant’s or Vested Former

Participant’s service with that business prior to the date of acquisition will not be counted unless the Chief Executive Officer or the Senior Human Resources Executive of the Corporation approves recognition of such service as Credited Service for purposes of this Plan. Service after a Participant is removed from the Plan pursuant to Section 2 and before, if applicable, he or she is reinstated as a Participant, shall not be included; provided, however, that the Period of Disability, if applicable, shall be included in Credited Service. A full month of Credited Service shall be credited for each partial month of service by a Participant.

1.11 “Disability” or “Disabled” means with respect to any Participant, that he or she (i) has been determined to be totally disabled by the Social Security Administration, or (ii) has been determined to be disabled in accordance with the Long-Term Disability Plan, so long as the standard for such a determination under that plan requires that the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months.

1.12 “Disability Benefit” means the benefit provided to certain Participants, Former Participants, and Vested Former Participants pursuant to Section 5 of the Plan.

1.13 “Earnings” means the total amount paid by the Corporation or any Affiliate to a Participant in the twelve (12) full calendar months immediately preceding the relevant determination date, (a) including salary, wages, regular cash bonuses and commissions, lump sum payments in lieu of foregone merit increases, “bonus buyouts” as the result of job changes, and any portion of such amounts (i) voluntarily deferred or reduced by the Participant under any employee benefit plan of the Corporation or any Affiliate available to all levels of employees of the Corporation and/or any Affiliate(s) on a non-discriminatory basis upon satisfaction of eligibility requirements or (ii) voluntarily deferred or reduced under any executive deferral plan of the Corporation or any Affiliate (so long as such amounts would otherwise not have been excluded had they not been deferred), but (b) excluding any pension, retainer, severance pay, special stay-on bonus payment, income derived from stock options, stock appreciation rights and restricted stock awards and dispositions of stock acquired thereunder, payment dependent upon any contingency after the period of Credited Service and other special remuneration (including performance units).

1.14 “Election” means an election as to the form of benefit payment made pursuant to Section 4.5 of the Plan.

1.15 “Election Date” means the date that a properly completed election form with respect to an Election is received by the Corporation’s Compensation and Benefits Department.

1.16 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

1.17 “Former Participant” means an employee who has not completed five (5) or more years of Vesting Service at the time his or her employment with the Corporation or an Affiliate terminates or at the time he or she was removed from further participation in the Plan.

1.18 “Former SEBP Participant” means a Participant or Vested Former Participant who is a former participant in the SEBP and who had an accrued benefit in the SEBP as of June 30, 2007 that remains unpaid.

1.19 “Gross Benefit” means the amount described in Section 4.2(b), as recalculated per Section 4.2(d), if applicable.

1.20 “Long-Term Disability Plan” means the long-term disability plan of the Corporation or any Affiliate.

1.21 “Long-Term Disability Plan Benefit” means the amount of benefits actually payable to a Participant from the Long-Term Disability Plan.

1.22 “Normal Form” means, with respect to an annuity, a joint and 50% survivor annuity if the Participant or Vested Former Participant is married on the relevant measurement date, or a single life annuity if the Participant or Vested Former Participant is not married on such date.

1.23 “Other Disability Income” means (a) the disability insurance benefit that the Participant, Former Participant, or Vested Former Participant is entitled to receive under the Federal Social Security Act and (b) the disability income payable to a Participant, Former Participant, or Vested Former Participant from the following sources:

(i) any supplemental executive disability plan of any Affiliate; and

(ii) any other contract, agreement or other arrangement with the Corporation or an Affiliate (excluding the Long-Term Disability Plan) to the extent it provides disability benefits.

In no event shall Other Disability Income include any amounts to be taken into account as Other Retirement Income under Section 1.24.

1.24 “Other Retirement Income” means:

(a) (i) the estimated Social Security retirement benefit that the Participant or Vested Former Participant would be eligible to receive under the Federal Social Security Act as of the date of his or her Retirement, or (ii) if the Participant or Vested Former Participant is not eligible to receive a Social Security retirement benefit commencing on such date, the estimated Social Security retirement benefit that would be payable at age sixty-two (62), based on the law as in effect as of the date of the Termination of Employment and reduced on an actuarially equivalent basis to the date of his or her Retirement using the actuarial assumptions specified in Section 1.2(c) of The Dun & Bradstreet Corporation Retirement Account, assuming for purposes of (i) and (ii) above that for years prior to the Participant’s employment with the Corporation or an Affiliate and for years following the Participant’s Termination of Employment with the Corporation or an Affiliate until the Participant attains age sixty-two (62), the Participant earned compensation so as to accrue the maximum Social Security benefits, and

(b) the sum of the amounts that would be payable in a life annuity commencing at the same time as payment of the benefits hereunder (as determined under Sections 4 and 8) on account of the Participant or Vested Former Participant under (i) the Pension Benefit Equalization Plan of Dun & Bradstreet Corporation (the “PBEP”), (ii) the Retirement Account, (iii) any other qualified or nonqualified retirement plan, other than a defined contribution plan, of the Corporation or an Affiliate or any former Affiliate, and (iv) any other contract, agreement or other arrangement with the Corporation or an Affiliate or any former Affiliate, other than a defined contribution plan, to the extent it provides retirement or pension benefits labeled as such therein.

1.25 “Participant” means an employee of the Corporation or an Affiliate who becomes a participant in the Plan pursuant to Section 2 and has not been removed pursuant to Section 2.2.

1.26 “Period of Disability” means the period of time during which a Participant, Former Participant or Vested Former Participant is eligible to receive a Disability Benefit under Section 5.

1.27 “Plan” means this Executive Retirement Plan of The Dun & Bradstreet Corporation, as amended from time to time.

1.28 “Potential Change in Control” means:

(a) the Corporation enters into an agreement, the consummation of which would result in the occurrence of a Change in Control of the Corporation;

(b) any person (including the Corporation) publicly announces an intention to take or to consider taking actions which if consummated would constitute a Change in Control of the Corporation;

(c) any person, other than a trustee or their fiduciary holding securities under an employee benefit plan of the Corporation (or a Corporation owned, directly or indirectly, by the stockholders of the Corporation in substantially the same proportions as their ownership of stock of the Corporation), who is or becomes the beneficial owner, directly or indirectly, of securities of the Corporation representing nine and one half percent (9.5%) or more of the combined voting power of the Corporation’s then outstanding securities, increases his or her beneficial ownership of such securities by five percent (5%) or more over the percentage so owned by such person; or

(d) the Board adopts a resolution to the effect that, for purposes of this Plan, a Potential Change in Control of the Corporation has occurred.

1.29 “Retirement” means, after the completion of at least five (5) years of Vesting Service, the later of (i) the fixed date that is the later of the Participant’s 55th birthday or the fifth anniversary of the Participant’s commencement of participation in the Plan or (ii) Termination of Employment, other than at death.

1.30 “Retirement Account” means, as to any Participant or Vested Former Participant, The Dun & Bradstreet Corporation Retirement Account or any defined benefit pension plan of the Corporation or an Affiliate, which is intended to meet the requirements of Section 401(a) of the Code and pursuant to which retirement benefits are payable to such Participant or Vested Former Participant or to the Surviving Spouse or designated beneficiary of a deceased Participant or Vested Former Participant.

1.31 “Retirement Account Benefit” means the amount of benefits payable from the Retirement Account to a Participant or Vested Former Participant.

1.32 “Retirement Benefit” means the benefits provided to Participants and Vested Former Participants pursuant to Sections 4 and 8 of the Plan.

1.33 “SEBP” means the Supplemental Executive Benefit Plan of The Dun & Bradstreet Corporation.

1.34 “Specified Key Employee” means a Participant or Vested Former Participant who, at the time of his or her Termination of Employment is a “specified employee” as defined in Code Section 409A(a)(2)(B)(i). Specified Key Employees will be identified by the Corporation according to procedures adopted by the Board or the Committee applicable to all plans and agreements sponsored by the Corporation that are subject to Code Section 409A.

1.35 “Surviving Spouse” means the spouse of a deceased Participant or Vested Former Participant to whom such Participant or Vested Former Participant is legally married immediately preceding such Participant or Vested Former Participant’s death.

1.36 “Surviving Spouse’s Benefits” mean the benefits provided to a Participant’s or Vested Former Participant’s Surviving Spouse pursuant to Section 6 of the Plan.

1.37 “Termination of Employment” means “separation from service” (within the meaning of Section 409A of the Code) with the Corporation and its Affiliates, as determined by the Corporation in accordance with Treasury Regulation Section 1.409A-1(h). For purposes of the Plan:

(a) A Termination of Employment will occur on the date as of which the Corporation or its Affiliate reasonably anticipates that no further services will be performed or that the level of bona fide services the Participant or Vested Former Participant will perform (whether as an employee or as an independent contractor) will permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed (whether as an employee or as an independent contractor) over the immediately preceding 36-month period (or the full period of services to the Corporation or Affiliate, if less than thirty-six (36) months).

(b) Notwithstanding the foregoing, a Termination of Employment will not occur if the Participant or Vested Former Participant is on military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed six (6) months, or if longer, so long as the individual retains a right to reemployment with the Corporation or an Affiliate under applicable statute or by contract. For purposes of this Section 1.37(b), a leave of absence is bona fide only if there is a reasonable expectation that the individual will return to perform services for the Corporation or Affiliate. If the period of leave exceeds six (6) months and the individual does not retain a right to reemployment under statute or contract, the Termination of Employment is deemed to occur on the first date immediately following such six-month period. Where a leave of absence is due to a Disability, a 29-month period shall apply for purposes of applying this Section 1.37(b).

(c) Unless the context clearly requires otherwise, the phrases “terminates employment,” “termination of employment,” and similar phrases refer to the Participant’s Termination of Employment.

1.38 “Vested Former Participant” means a former Participant who completed five (5) or more years of Vesting Service.

1.39 “Vesting Service” means Credited Service completed while an individual is a Participant in the Plan or during a Participant’s Period of Disability. Vesting Service does not include any past service granted to a Participant when he or she enters the Plan for purposes of calculating Credited Service. Notwithstanding the foregoing, for any Former SEBP Participant, Vesting Service includes all service with the Corporation or an Affiliate since the date of his or her hire, including, in the case of a Former SEBP Participant who terminates employment and is rehired, any service prior to such termination.

1.40 The masculine gender, where appearing in the Plan, will be deemed to include the feminine gender, and the singular may include the plural, unless the context clearly indicates to the contrary.

Section 2.

Eligibility and Participation

2.1 All key management employees of the Corporation and its Affiliates who are responsible for the management, growth or protection of the business of the Corporation and its Affiliates, who are on the Global Leadership Team (as designated in writing from time to time by the Board or by the Chief Executive Officer of the Corporation) or who are designated by the Chief Executive Officer or the Senior Human Resources Executive of the Corporation in writing are eligible for participation in the Plan as of the effective date of such designation. All such employees who participated in the SEBP and were actively employed by the Corporation or an Affiliate as of July 1, 2007 became Participants in the Plan as of July 1, 2007.

2.2 A Participant’s participation in the Plan shall terminate upon Termination of Employment. A Participant’s participation in the Plan shall terminate prior to such Termination of Employment if he or she is given prior written notice of removal from participation in the Plan by the Chief Executive Officer or the Senior Human Resources Executive of the Corporation. As of the date a Participant ceases further participation in the Plan, no further benefits shall accrue to such individual under the Plan and he or she will cease earning Vesting Service and/or Credited Service for purposes of the Plan.

Section 3.

Eligibility For Benefits

3.1 Each Participant or Vested Former Participant is eligible for a Retirement Benefit under this Plan, as described in Section 4, upon Retirement, or upon Termination of Employment with the Corporation or an Affiliate before Retirement after completing five (5) or more years of Vesting Service. Participants who do not complete five (5) or more years of Vesting Service are eligible, in certain circumstances, for a Retirement Benefit under this Plan, as described in Section 8, after a Change in Control.

3.2 Each Participant is eligible for a monthly Disability Benefit under this Plan, as described in Section 5, upon the commencement of benefits under the Long-Term Disability Plan, except as limited by Section 5.3.

3.3 The Surviving Spouse of each Participant or Vested Former Participant who has completed at least five (5) years of Vesting Service is eligible for a Surviving Spouse’s Benefit under this Plan, to the extent provided in Section 6, upon the death of the Participant or Vested Former Participant.

3.4 Notwithstanding any other provision of the Plan to the contrary, no benefits or no further benefits, as the case may be, shall be paid to a Participant, Vested Former Participant or Surviving Spouse if the Committee reasonably determines that such Participant or Vested Former Participant or the deceased spouse of such Surviving Spouse has:

(a) to the detriment of the Corporation or any Affiliate, directly or indirectly acquired, without the prior written consent of the Committee, an interest in any other company, firm, association, or organization (other than an investment interest of less than one percent (1%) in any company), the business of which is in direct competition with any business of the Corporation or an Affiliate, within two (2) years of the date of such Participant’s or Vested Former Participant’s Termination of Employment with the Corporation or any Affiliate;

(b) to the detriment of the Corporation or any Affiliate, directly or indirectly competed with the Corporation or any Affiliate as an owner, employee, partner, director or contractor of a business, in a field of business activity in which the Participant or Vested Former Participant has been primarily engaged on behalf of the Corporation or any Affiliate or in which he or she has considerable knowledge as a result of his or her employment by the Corporation or any Affiliate, either for his or her own benefit or with any person other than the Corporation or any Affiliate, without the prior written consent of the Committee, within two (2) years of the date of such Participant’s or Vested Former Participant’s Termination of Employment with the Corporation or an Affiliate; or

(c) been discharged from employment with the Corporation or any Affiliate for “Cause.” “Cause” shall include the occurrence of any of the following events or such other dishonest or disloyal act or omission as the Committee reasonably determines to be “Cause”:

(i) the Participant or Vested Former Participant has misappropriated any funds or property of the Corporation or any Affiliate or committed any other act of willful malfeasance or willful misconduct in connection with his or her employment;

(ii) the Participant or Vested Former Participant has, without the prior knowledge or written consent of the Committee, obtained personal profit as a result of any transaction by a third party with the Corporation or any Affiliate;

(iii) the Participant or Vested Former Participant has sold or otherwise imparted to any person, firm, or corporation the names of the customers of the Corporation or any Affiliate or any confidential records, data, formulae, specifications and other trade secrets or other information of value to the Corporation or any Affiliate derived by his or her association with the Corporation or any Affiliate;

(iv) the Participant or Vested Former Participant fails, on a continuing basis, to perform such duties as are requested by any employee to whom the Participant or Vested Former Participant reports or the Board; or

(v) the Participant or Vested Former Participant commits any felony or any misdemeanor involving moral turpitude.

In any case described in this Section 3.4, the Participant, Vested Former Participant or Surviving Spouse shall be given prior written notice that no benefits or no further benefits, as the case may be, will be paid to such Participant, Vested Former Participant or Surviving Spouse. Such written notice shall specify the particular act(s), or failures to act, on the basis of which the decision to terminate benefits has been made.

3.5 (a) Notwithstanding any other provision of the Plan to the contrary, a Participant or Vested Former Participant who receives any portion of his or her Retirement Benefit in a lump sum pursuant to an Election shall receive such lump sum portion of his or her Retirement Benefit subject to the condition that if such Participant or Vested Former Participant engages in any of the acts described in clause (i) or (ii) or (iii) of Section 3.4(c), then such Participant or Vested Former Participant shall, within sixty (60) days after written notice by the Corporation, repay to the Corporation the amount described in Section 3.5(b).

(b) The amount described under this Section 3.5(b) shall equal the difference, as determined by the Committee, between (i) the lump sum amount paid to the Participant or Vested Former Participant and (ii) present value of the total annuity payments that would have been paid to the Participant or Vested Former Participant as of the date of the Corporation’s written notice described in Section 3.5(a) with respect to such lump sum amount, if that portion of his or her Retirement Benefit had instead been paid in the form of an annuity. For this purpose, the value of the hypothetical annuity described in (ii) shall be calculated in the same manner as the lump sum described in (i) was calculated at the time it was paid.

Section 4.

Amount and Payment of Retirement Benefits

4.1 The Retirement Benefit provided by the Plan is designed to provide each Participant and Vested Former Participant with an annual pension from the Plan and certain other sources equal to his or her Retirement Benefit as hereinafter specified. Thus, the Retirement Benefits described hereunder as payable to Participants and Vested Former Participants will be offset by retirement benefits payable from sources outside the Plan as specified herein.

4.2 (a) The Retirement Benefit of a Participant or Vested Former Participant shall be an annual benefit equal to the Participant’s Gross Benefit reduced by his or her Other Retirement Income.

(b) A Participant’s Gross Benefit shall be whichever of the following amounts yields the greatest Retirement Benefit (after taking into account any applicable reduction for early commencement):

(i) four percent (4%) of his or her Average Final Compensation for each year of Credited Service, up to a maximum of ten (10) years of Credited Service, as reduced under Section 4.3, if applicable.

(ii) for a Former SEBP Participant who had attained age fifty (50) and had been credited with at least ten (10) years of Vesting Service as of January 15, 1997 or a Former SEBP Participant whose age plus years of Vesting Service was equal to or greater than seventy (70) as of January 15, 1997, or other individuals designated by the Chief Executive Officer: fifty percent (50%) of his or her Average Final Compensation plus two percent (2%) of such Average Final Compensation for each year of Credited Service completed prior to July 1, 2007 in excess of ten (10) years of Credited Service but not in excess of fifteen (15) years of Credited Service.

(iii) for a Former SEBP Participant not described in Section 4.2(b)(ii): forty percent (40%) of his or her Average Final Compensation with respect to his or her first ten (10) years of Credited Service completed prior to July 1, 2007, plus two percent (2%) of Average Final Compensation for each year of Credited Service completed prior to July 1, 2007 in excess of ten (10) years of Credited Service completed prior to July 1, 2007 but not in excess of twenty (20) years of Credited Service. In no case will the amount described in the previous sentence be lower than the Retirement Benefit accrued under the SEBP as of July 1, 2007. If such a Participant or Vested Former Participant retires before age sixty (60) without the Corporation’s consent, his or her Retirement Benefit shall be reduced by three percent (3%) for each year of fraction thereof that Retirement commence prior to reaching age sixty (60).

(c) Any portion of the Retirement Benefit provided under this Section 4.2 payable in the form of an annuity pursuant to Section 4.4 shall be payable in monthly installments and will commence on the first day of the calendar month coinciding with or next following the day of the Participant’s or Vested Former Participant’s Retirement, and any portion of such Retirement Benefit payable in a lump sum pursuant to Section 4.4 shall be paid on the date that is sixty (60) days after the date annuity payments under this Section 4.2 commence, or would commence if any portion of the Retirement Benefit were payable in the form of an annuity. Notwithstanding the foregoing, in the case of any Participant or Vested Former Participant who is a Specified Key Employee, no amount will be paid to him or her under the Plan upon Retirement prior to the date immediately after the expiration of the six-month period following his or her Termination of Employment, except as permitted under Code Section 409A. Annuity payments, if applicable, otherwise due to the Participant or Vested Former Participant during such six-month period will be accumulated with interest and paid to him or her in the seventh month following Termination of Employment. The applicable interest rate shall be the rate used for purposes of calculating the present value of the portion of the Retirement Benefit payable in a lump sum, or the rate that would be used for such purpose if any portion of the Retirement Benefit was payable in a lump sum.

(d) A Participant’s, Former Participant’s or Vested Former Participant’s Gross Benefit shall be recalculated as of each December 31 during or immediately following his or her Period of Disability, if applicable, until he or she has reached the earlier of (i) five (5) years of Vested Service and ten (10) years of Credited Service or (ii) age 65. To the extent any portion of the Participant’s, Former Participant’s or Vested Former Participant’s Retirement Benefit has been paid to him or her in a lump sum, the same portion of any additional Retirement Benefit due to him or her as a result of the recalculation described in this Section 4.2(d) shall be paid to him or her on the anniversary of the original lump sum payment. To the extent any portion of the Participant’s, Former Participant’s or Vested Former Participant’s Retirement Benefit is being paid to him or her in an annuity, the annuity will be adjusted to reflect this recalculation.

4.3 If a Participant or Vested Former Participant terminates employment with the Corporation or an Affiliate prior to attaining age fifty-five (55) or if he or she is a Former SEBP Participant who attained age fifty (50) on or before July 1, 2007 (regardless of his or her age upon termination of employment with the Corporation or an Affiliate), the Gross Benefit amount described in Section 4.2(b)(i) (but not the amount described in Section 4.2(b)(ii) or (iii)) will be reduced by fifteen percent (15%); provided, however, that such reduction will not be applied to the Retirement Benefit of any Participant who terminated employment by reason of his or her Disability.

4.4 (a) Except as provided under Section 4.4(b) or 4.4(c), a Retirement Benefit under this Plan shall be payable to a Participant or Vested Former Participant in the Normal Form of annuity, based on his or her marital status as of the benefit commencement date.

(b) If a Participant or a Vested Former Participant makes an Election pursuant to Section 4.5, a Retirement Benefit under this Plan shall be payable to such Participant or such Vested Former Participant in the form or combination of forms of payment elected pursuant to such Election. A lump sum distribution of a Participant’s or Vested Former Participant’s Retirement Benefit under the Plan shall fully satisfy all present and future Plan liability with respect to such Participant or Vested Former Participant and any Surviving Spouse for such portion or all of such Retirement Benefit so distributed.

(c) Notwithstanding any provision to the contrary herein, if the lump sum value, determined in the same manner as provided under Section 4.5, of a Participant’s or Vested Former Participant’s Retirement Benefit, together with all Aggregate Amounts, does not exceed the applicable dollar amount designated by the Internal Revenue Service (the “IRS”) under Code Section 402(g)(1)(B) ($16,500 for 2009) in effect at the time such benefit is payable under the Plan, such benefit and all Aggregated Amounts shall be paid in a lump sum when annuity payments under Section 4.2 would otherwise commence, which shall result in the termination and liquidation of the Participant’s or Vested Former Participant’s Retirement Benefit.

4.5 A Participant may elect, on a form supplied by the Committee, to receive all, none, or a specified portion, as provided in Section 4.5(a), of his or her Retirement Benefit under the Plan in a lump sum and to receive any balance of such Retirement Benefit in the form of an annuity; provided, that any such Election shall be effective for purposes of this Plan only if the conditions of Section 4.5(b) or 4.5(c) are satisfied. A Participant may elect a payment form different than the payment form previously elected by him under this Section 4.5 by filing a revised election form; provided, that any such new Election shall be effective only if the conditions of Section 4.5(c) are satisfied with respect to such new Election. Any prior Election made by a Participant that has satisfied the conditions of Section 4.5(b) or 4.5(c) remains effective for purposes of the Plan until such Participant has made a new Election satisfying the conditions of Section 4.5(c). The amount of any portion of a Participant’s or a Vested Former Participant’s Retirement Benefit payable as a lump sum under this Section 4.5 will equal the present value of such portion of the Normal Form of the Retirement Benefit, with such present value determined (i) based on a discount rate equal to eighty-five percent (85%) of the average of the fifteen (15) year non-callable U.S. Treasury bond yields as of the close of business on the last business day of each of the three months immediately preceding the date the annuity value is determined and (ii) using the 1983 Group Annuity Mortality Table, assuming all Participants are male. Except as otherwise provided herein, an Election under Section 4.5 shall be irrevocable when it is submitted.

(a) A Participant making an Election under Section 4.5 may specify the portion of his or her Retirement Benefit under the Plan to be received in a lump sum as follows: zero percent (0%), twenty-five percent (25%), fifty percent (50%), seventy-five percent (75%) or one hundred percent (100%). The remainder of the Retirement Benefit, if any, shall be paid in the form of an annuity, as described in Section 4.4(a).

(b) A Participant’s Election under Section 4.5 may be made on or before the later of (i) January 1, 2009, or (ii) thirty (30) days after the date he or she first becomes eligible to participate in the Plan (but only if the Participant has less than four (4) years of Vesting Service at the time the Election is made). Any Election made pursuant to Section 4.5(b)(ii) will become effective twelve (12) months after it is made.

(c) A Participant may make an Election after the last date specified in Section 4.5(b), but only if the following conditions are satisfied: (i) Participant’s Election becomes effective twelve (12) months after it is made, (ii) such Participant does not reach Retirement or terminate employment prior to a date that is at least twelve (12) full calendar months after the Election Date of such Election, and (iii) except as provided in Section 4.5(d), the Election delays payment of the Retirement Benefit for a period of at least five (5) years from the date the payment would otherwise have been made.

(d) In the event a Participant who has made an Election pursuant to Section 4.5 dies at least twelve (12) months after the Election is made and while employed by the Corporation or an Affiliate, Section 4.5(c)(iii) shall not apply.

Section 5.

Disability Benefits

5.1 In the event that a Participant becomes Disabled, a Disability Benefit shall be payable to such Participant under the Plan, except as limited by Section 5.3. The Disability Benefit is designed to supplement each eligible Participant’s disability benefits payable from other sources, and is therefore offset as described in Section 5.2.

5.2 The Disability Benefit shall be payable in monthly installments during the period that the Participant is Disabled, until he or she returns to active employment, attains age sixty-five (65), or is no longer receiving benefits under the Long-Term Disability Plan. The amount of each Disability Benefit installment shall be equal to one-twelfth of (a) sixty percent (60%) of the Participant’s Earnings, less (b) the annualized value of each of the following amounts, to the extent each amount is or has become payable to the Participant, expressed as an annuity: (i) Long-Term Disability Plan Benefit, (ii) Other Disability Income, if any, (iii) Retirement Benefit, if any, paid under this Plan, (iv) Other Retirement Income, if any.

5.3 Notwithstanding the above, in no event shall any Participant receive a Disability Benefit if he or she was not enrolled for the maximum disability insurance coverage available under the Long-Term Disability Plan at the time of disability, or if he or she has not maintained such coverage through the time of Termination of Employment, unless the Participant was not then eligible for coverage under the Long-Term Disability Plan.

Section 6.

Surviving Spouse’s Benefit

6.1 Upon the death of a Participant or Vested Former Participant for whom payment of the Retirement Benefit has commenced in the form of a joint and 50% survivor annuity, the only death benefit provided by this Plan shall be the survivor portion of such annuity. No death benefit shall be provided by the Plan upon the death of a Participant or Vested Former Participant for whom payment of the Retirement Benefit commenced in any other form prior to death.

6.2 Upon the death of a Participant or Vested Former Participant who has completed at least five (5) years of Vesting Service with the Corporation or an Affiliate and has attained age fifty-five (55), but for whom payment of the Retirement Benefit has not commenced, his or her Surviving Spouse will be entitled to a Surviving Spouse’s Benefit under this Plan equal to fifty percent (50%) of the Retirement Benefit that would have been provided from the Plan had the Participant or Vested Former Participant commenced payment of the Retirement Benefit on the date of his or her death. Except as provided in Section 6.4, payment of the Surviving Spouse’s Benefit will be made in a straight life annuity based on the life of the Surviving Spouse and will commence as of the first day of the month following the death of the Participant or Vested Former Participant.

6.3 Upon the death of a Participant or Vested Former Participant who has completed at least five (5) years of Vesting Service with the Corporation or an Affiliate and has not attained age fifty-five (55), his or her Surviving Spouse will be entitled to a Surviving Spouse’s Benefit under this Plan equal to fifty percent (50%) of the Retirement Benefit that would have been provided from the Plan had the Participant or Vested Former Participant terminated employment with the Corporation or an Affiliate on the date of his or her death. Except as provided in Section 6.4, such Surviving Spouse’s Benefit will be made in a straight life annuity based on the life of the Surviving Spouse and will commence as of the first day of the month coincident with or next following the month in which the Participant or Vested Former Participant would have attained age fifty-five (55).

6.4 (a) If a Participant or a Vested Former Participant, while he or she was a Participant, has made an Election effective under Section 4.5, the Surviving Spouse’s Benefit payable to a Surviving Spouse of such Participant or Vested Former Participant will be payable in the form or combination of forms of payment so elected by such Participant or Vested Former Participant pursuant to such Election. The amount of any lump sum payment under this Section 6.4 shall be the present value of the applicable portion of the Surviving Spouse’s Benefit payable under the Plan, as defined in this Section 6, and such present value shall be determined using the actuarial assumptions set forth in Section 4.5. Any lump sum distribution of a Surviving Spouse’s Benefit under the Plan shall fully satisfy all present and future Plan liability with respect to such Surviving Spouse for such portion or all of such Surviving Spouse’s Benefit so distributed.

(b) Any portion of a Surviving Spouse’s Benefit provided under Section 6.2 or 6.3, which is payable as an annuity shall be paid in the manner and at such time as set forth in Section 6.2 or 6.3, as applicable, and any such benefit which is payable as a lump sum shall be paid sixty (60) days after the date when annuity payments commence, or would commence if any portion of such Surviving Spouse’s Benefit were payable as an annuity as set forth in Section 6.2 or 6.3, as applicable.

6.5 Notwithstanding the foregoing provisions of Section 6, the amount of a Surviving Spouse’s Benefit shall be reduced by one (1) percentage point for each year (including a half year or more as a full year) in excess of ten (10) that the age of the Participant or Vested Former Participant exceeds the age of the Surviving Spouse.

Section 7.

Funding

7.1 The Plan is unfunded, and the Corporation will make Plan benefit payments solely on a current disbursement basis, provided, however, that the Corporation reserves the right to purchase insurance contracts, which may or may not be in the name of a Participant or Vested Former Participant, or establish one or more trusts to provide alternative sources of benefit payments under this Plan, provided, further, however, that upon the occurrence of a “Potential Change in Control” the appropriate officers of the Corporation are authorized to make such contributions to such trust or trusts as are necessary to fund the lump sum distributions to Participants, Vested Former Participant and Surviving Spouses required pursuant to this Plan in the event of a Change in Control. In determining the amount of the necessary contribution to the trust or trusts in the event of a Potential Change in Control, the following actuarial assumptions shall be used:

(a) the interest rate used shall be the interest rate used by the Pension Benefit Guaranty Corporation for determining the value of immediate annuities as of January 1st of the year of the occurrence of the Potential Change in Control;

(b) the 1983 Group Annuity Mortality Table shall be used, assuming all Participants are male; and

(c) it shall be assumed that all Participants will retire or terminate employment with the Corporation as soon as practicable after the occurrence of the Potential Change in Control and with the Corporation’s consent and that no reduction under Section 4.2(b)(iii) or Section 4.3 shall be made in a Participant’s or Vested Former Participant’s Retirement Benefit.

7.2 The existence of any such insurance contracts, trust or trusts shall not relieve the Corporation of any liability to make benefit payments under this Plan, but to the extent any benefit payments are made from any such insurance contract in the name of the Corporation or any Affiliate or from any such trust, such payment shall be in satisfaction of and shall reduce the Corporation’s liabilities under this Plan. Further, in the event of the Corporation’s bankruptcy or insolvency, all Participants, Vested Former Participants and Surviving Spouses shall be entitled to share in the Corporation’s assets in the same manner and to the same extent as general unsecured creditors of the Corporation.

7.3 Participants and Vested Former Participants shall have the status of general unsecured creditors of the Corporation and this Plan constitutes a mere promise by the Corporation to make benefit payments at the time or times required hereunder. It is the intention of the Corporation that this Plan be unfunded for tax purposes and for purposes of Title I of the ERISA and any trust created by the Corporation in meeting its obligations under the Plan shall meet the requirements necessary to retain such unfunded status.

Section 8.

Change in Control

8.1 In the event of a Change in Control, the provisions of this Section 8 shall apply notwithstanding any provisions in the Plan to the contrary.

8.2 Upon the occurrence of a Change in Control:

(a) If a Participant has less than five (5) years of Vesting Service at the time of a Change in Control, such Participant shall be entitled to a Retirement Benefit under Section 4.2(a), based on a Gross Benefit equal to twenty percent (20%) of his or her Average Final Compensation.

(b) The provisions of Section 3.4(a) and (b) shall not apply to any Participant, Vested Former Participant or Surviving Spouse.

(c) Each Participant, Vested Former Participant and Surviving Spouse shall receive within thirty (30) days of the date of the Change in Control, a lump sum distribution equal to the present value of his or her accrued Retirement Benefit or Surviving Spouse’s Benefit under the Plan, to the extent it has not already been paid, as of the date of the Change in Control. For purposes of the determining the commencement date of the hypothetical Retirement Benefit referenced in the preceding sentence, a Participant shall be deemed to have had a Termination of Employment on the date of the Change in Control.

In determining the amount of the lump sum distributions to be paid under this Section 8, the actuarial assumptions described in Section 7 shall be used.

Section 9.

Committee

9.1 The Committee shall be responsible for the administration of the Plan.

9.2 The members of the Committee may, from time to time, allocate responsibilities among themselves, and may delegate to any management committee, employee, director or agent its responsibility to perform any act hereunder, including, without limitation, those matters involving the exercise of discretion, provided that such delegation shall be subject to revocation at any time at its discretion.

9.3 The Committee (and its delegees) shall have the exclusive authority to interpret the provisions of the Plan and construe all of its terms (including, without limitation, all disputed and uncertain terms), to adopt, amend, and rescind rules and regulations for the administration of the Plan, and generally to conduct and administer the Plan and to make all determinations in connection with the Plan as may be necessary or advisable. All such actions of the Committee shall be conclusive and binding upon all Participants, Former Participants, Vested Former Participants, Surviving Spouses and any other interested parties. All deference permitted by law shall be given to such interpretations, determinations and actions.

9.4 The procedure for presenting claims under the Plan and appealing denials thereof is set forth in Appendix A.

9.5 Any person, corporation or other entity may serve in more than one (1) fiduciary capacity under the Plan.

Section 10.

Miscellaneous

10.1 The Committee may, in its sole discretion, terminate, suspend or amend this Plan at any time or from time to time, in whole or in part, to the fullest extent permitted under Code Section 409A. The Committee may delegate its authority to amend the Plan at any time, in its sole discretion. The Chief Executive Officer of the Corporation shall have the authority to amend Section 2.1 of the Plan to add restrictions on eligibility for participation in the Plan and to remove restrictions previously added to Section 2.1 pursuant to the authority granted in this sentence. Notwithstanding the foregoing, no termination, suspension or amendment of the Plan may adversely affect a Participant’s or Vested Former Participant’s vested benefit under the Plan, or a retired Participant’s or Vested Former Participant’s right or the right of a Surviving Spouse to receive or to continue to receive a benefit in accordance with the Plan as in effect on the date immediately preceding the date of such termination, suspension or amendment. The preceding sentence shall not restrict in any way the Committee’s discretion to amend or delete Section 7 or 8 of the Plan at any time prior to a Change in Control to the fullest extent permitted under Code Section 409A.

10.2 Nothing contained herein will confer upon any Participant, Former Participant or Vested Former Participant the right to be retained in the service of the Corporation or any Affiliate, nor will it interfere with the right of the Corporation or any Affiliate to discharge or otherwise deal with Participants, Former Participants or Vested Former Participants with respect to matters of employment without regard to the existence of the Plan.

10.3 To the maximum extent permitted by law, no benefit under the Plan shall be assignable or subject in any manner to alienation, sale, transfer, claims of creditors, pledge, attachment or encumbrances of any kind.

10.4 The Corporation may withhold from any benefit under the Plan an amount sufficient to satisfy its tax withholding obligations under any applicable federal, state, local or foreign law or regulation. In addition, the Corporation may withhold from any wages or other compensation payable to a Participant or Vested Former Participant an amount sufficient to satisfy its tax withholding obligations, including but not limited to its obligations under the Federal Insurance Contributions Act, with respect to benefits accrued under the Plan prior to the date such benefits are paid.

10.5 The Plan is established under and will be construed according to the laws of the State of New Jersey, without regard to principles of conflicts of law, to the extent such laws are not preempted by ERISA. By claiming a right to benefits under the Plan, any Participant, Vested Former Participant, Surviving Spouse or beneficiary of such person agrees to submit to the exclusive jurisdiction and venue of any state or federal court in New Jersey to resolve disputes arising hereunder.

10.6 For tax purposes and for purposes of Title I of ERISA, the Plan is intended to qualify as an unfunded “top-hat” plan maintained primarily for the purpose of providing deferred compensation for a select group of management or highly-compensated employees and shall be interpreted accordingly.

10.7 The Plan is intended to comply with Code Section 409A and the interpretative guidance thereunder and shall at all times be interpreted and administered in accordance with such intent. To the extent that any provision of the Plan violates Code Section 409A, such provision shall be automatically reformed, if possible, to comply with Code Section 409A or stricken from the Plan. If an operational failure occurs with respect to Code Section 409A requirements, any affected Participant, Vested Former Participant or Surviving Spouse shall fully cooperate with the Corporation to correct the failure, to the extent possible, in accordance with any correction procedure established by the IRS.

10.8 Notwithstanding any other provision in the Plan, the Committee, to the extent it deems necessary or advisable in its sole discretion, reserves the right, but shall not be required, to unilaterally amend or modify the Plan and any benefit granted under the Plan so that the benefit qualifies for exemption from or complies with Code Section 409A; provided, however, that the Committee makes no representations that benefits granted under the Plan shall be exempt from or comply with Code Section 409A and makes no undertaking to preclude Code Section 409A from applying to benefits granted under the Plan.

10.9 Notwithstanding any provision herein to the contrary, the Committee may, in its sole discretion, accelerate the payment of a Participant’s or Vested Former Participant’s Retirement Benefit to the extent permitted under the Treasury Regulations promulgated under Code Section 409A. No Participant or Vested Former Participant shall have an election, direct or indirect, with respect to any such acceleration.

Appendix A. Claims Procedures

The procedure for presenting claims under the Plan and appealing denials thereof shall be as follows:

(a) Filing of Claims. Any Participant, Former Participant, Vested Participant or Surviving Spouse, or his authorized representative, (the “claimant”) may file a written claim for a Plan benefit with the Committee or its delegated and authorized representative which is responsible for the administration of the Plan (the “Plan Administrator”) Claims shall be determined in accordance with the terms of the Plan, which will be applied consistently with respect to similarly situated claimants. Claimants must use and exhaust the Plan’s administrative claims and review procedure before bringing suit in either state or federal court.

(b) Claims for Benefits Not Based on Disability. The Plan Administrator will give each claimant’s request for benefits a full and fair review. If the Plan Administrator denies a claim, in whole or part, it will furnish a written notice of the denial to the claimant. The written notification shall be given to the claimant within ninety (90) days after receipt of the claim by the Plan Administrator unless special circumstances require an extension of time for processing, in which case written notice of the extension shall be furnished to the claimant prior to the termination of the original ninety (90) day period, and such notice shall indicate the special circumstances which make the postponement appropriate and the date by which the Plan Administrator expects to render a decision. In no event may the extension exceed a period of ninety (90) days from the end of the initial ninety (90) day period.

If a claim is denied, the written notice will contain the following information:

(i)	the specific reason or reasons for the denial;

(ii)	specific reference to the pertinent Plan provisions on which the denial is based;

(iii)	a description of any additional material or information necessary for the claimant to perfect a claim and an explanation of why such material or information is necessary; and

(iv)	a description of the Plan’s review procedures and applicable time limits and a statement that the claimant has the right to bring a civil action under Section 502(a) of ERISA, following an adverse benefit determination on review.

If a claim is denied, the claimant may file for a review as described in the following subsection (c).

(c) Right of Review of Claim for Benefits Not Based on Disability. In the event of a denial of benefits, the claimant shall be permitted to review the pertinent documents and to submit to the Plan Administrator issues and comments in writing. In addition, the claimant may make a written request for a full and fair review of his claim and its denial by the Committee. Such written request must be received by the Committee within sixty (60) days after receipt by the claimant of written notification of the denial of the claim. The claimant may submit written comments, documents, records and other information relating to the claim for benefits, whether or not those comments, documents, records or other information were submitted in connection with the initial claim. The claimant will be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claim for benefits. The claim for review will be given a full and fair review and will take into account all comments, documents, records and other information submitted by the claimant regarding the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

A decision shall be rendered by the Committee no later than the date of the meeting of the Committee that immediately follows the Plan’s receipt of a request for review, unless the request for review is filed within thirty (30) days preceding the date of such meeting, in which case the decision shall be rendered not later than the date of the second meeting following the Plan’s receipt of the request for review. If special circumstances require a further extension of time for processing, a benefit determination shall be rendered not later than the third meeting of the Committee following the Plan’s receipt of the request for review. If such an extension is required, the Plan Administrator shall provide the claimant with written notice of the extension, describing the special circumstances and the date as of which the benefit determination will be made, prior to commencement of the extension. The Plan Administrator will notify the claimant of the benefit determination as soon as possible, but not later than five (5) days after the determination is made.

Any decision by the Committee shall be furnished to the claimant in writing in a manner calculated to be understood by the claimant and shall set forth the specific reason(s) for the decision and the specific Plan provision(s) on which the decision is based. If the claim for benefits is denied on review, the claimant will receive written notice of the denial. The notice will include the following information:

(i)	the specific reason or reasons for the denial;

(ii)	specific reference to the pertinent Plan provisions on which the denial is based;

(iii)	a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claim for benefits; and

(iv)	a statement of the claimant’s right to bring a civil action under ERISA Section 502(a).

(d) Claim for Benefits Based on Disability. Any claim for benefits based on Disability will be reviewed under an expedited process similar to the one described above for regular claims. A claim is considered to be “based on Disability” if a Participant must be Disabled within the meaning of the Plan in order to receive the benefit.

A claimant must make a written claim for benefits based on Disability to the Plan Administrator. The Plan Administrator will give each claimant’s request for benefits a full and fair review. If the Plan Administrator denies a claim, in whole or part, it will furnish a written notice of the denial to the claimant. The written notification shall be given to the claimant within a reasonable period of time, but not later than forty-five (45) days after receipt of the claim by the Plan Administrator unless the Plan Administrator determines that an extension is necessary due to matters beyond its control, in which case written notice of an extension for up to thirty (30) days will be furnished to the claimant prior to the end of the initial forty-five (45) day period. If, prior to the end of the first thirty (30) day extension period, the Plan Administrator determines that, due to matters beyond its control, a decision cannot be rendered within that extension period, the period for making the determination may be extended for up to an additional thirty (30) days, provided that the Plan Administrator notifies the claimant, prior to the expiration of the first thirty (30) day extension period. Any notice of extension shall indicate the special circumstances which make the postponement appropriate and the date by which the Plan Administrator expects to render a decision. Any notice of extension will explain the standards on which entitlement to a benefit are based, the unresolved issues that prevent the Plan Administrator from making a decision, and the additional information needed by the Plan Administrator to resolve those issues. The claimant will have at least forty-five (45) days to furnish that information after receipt of the notice. In no event may an extension exceed a total of one hundred and five (105) days from the date of the original receipt of the claim.

If a claim is denied, the written notice will contain the following information:

(i)	the specific reason or reasons for the denial;

(ii)	specific reference to the pertinent Plan provisions on which the denial is based;

(iii)	a description of any additional material or information necessary for the claimant to perfect a claim and an explanation of why such material or information is necessary;

(iv)	appropriate information as to the steps to be taken if the claimant wishes to submit his claim for review and that the claimant has the right to bring a civil action under Section 502(a) of ERISA, following an adverse benefit determination on review;

(v)	a statement describing any internal rule, guideline, protocol, or other similar criterion that was applied upon in making the adverse determination, or that a copy of it will be provided free of charge to the claimant upon request;

(vi)	if the adverse benefit determination is based on a medical necessity or experimental treatment or similar exclusion or limit, either an explanation of the scientific or clinical judgment for the determination, applying the terms of the plan to the claimant’s medical circumstances, or a statement that such explanation will be provided free of charge upon request.

If a claim is denied, the claimant may file for a review as described in the following subsection (e).

(e) Right of Review of Claim for Benefits Based on Disability. In the event of a denial of benefits, the claimant shall be permitted to review the pertinent documents and to submit to the Plan Administrator issues and comments in writing. In addition, the claimant may make a written request for a full and fair review of his claim and its denial by the Plan Administrator. Such written request must be received by the Committee within one hundred and eighty (180) days after receipt by the claimant of written notification of the denial of the claim. The claimant may submit written comments, documents, records and other information relating to the claim for benefits, whether or not those comments, documents, records or other information were submitted in connection with the initial claim. The claimant will be provided, upon request and free of charge, reasonable access to, and copies of all documents, records or other information relevant to the claim for benefits. The claim for review will be given a full and fair review and will take into account all comments, documents, records and other information submitted by the claimant regarding the claim, without regard to whether such information was submitted or considered in the initial benefit determination. The review will not afford deference to the initial adverse benefit determination and that will be conducted by the Committee. In deciding an appeal of any adverse benefit determination that is based in whole or in part on a medical judgment, the Committee shall consult with a health care professional who has appropriate training and experience in the field of medicine involved in the medical judgment. Any medical or vocational experts whose advice was obtained on behalf of the Plan in connection with a claimant’s adverse benefit determination will be identified to the claimant, without regard to whether the advice was relied upon in making the benefit determination. Any health care professional engaged for purposes of a consultation shall be an individual who is neither an individual who was consulted in connection with the adverse benefit determination that is the subject of the review, nor the subordinate of any such individual.

A decision shall be rendered by the Committee within forty-five (45) days after the receipt of the request for review. However, where special circumstances outside of the Committee’s control make a longer period for decision necessary or appropriate, the Committee’s decision may be postponed on written notice to the claimant (prior to the expiration of the initial forty-five (45) day period) for an additional forty-five (45) days. Such notice shall describe the circumstances requiring the extension of time and the date by which the Committee expects to render a decision. In no event shall the Committee’s decision be rendered more than ninety (90) days after the receipt of the request for review.

Any decision by the Committee shall be furnished to the claimant in writing in a manner calculated to be understood by the claimant and shall set forth the specific reason(s) for the decision and the specific Plan provision(s) on which the decision is based. If the claim for benefits based on Disability is denied on review, the claimant will receive written notice of the denial. The notice will include the following information:

(i)	the specific reason or reasons for the denial;

(ii)	specific reference to the pertinent Plan provisions on which denial is based;

(iii)	a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claim for benefits;

(iv)	a statement of any voluntary appeal procedures offered by the Plan and the claimant’s right to obtain information about the procedures and to bring a civil action under ERISA Section 502(a);

(v)	a statement describing any internal rule, guideline, protocol, or other similar criterion that was applied upon in making the adverse determination, or that a copy of it will be provided free of charge to the claimant upon request;

(vi)	if the adverse benefit determination is based on a medical necessity or experimental treatment or similar exclusion or limit, either an explanation of the scientific or clinical judgment for the determination, applying the terms of the plan to the claimant’s medical circumstances, or a statement that such explanation will be provided free of charge upon request; and

(vii)	the following statement: “You and your plan may have other voluntary alternative dispute resolution options, such as mediation. One way to find out what may be available is to contact your local U.S. Department of Labor Office and your State insurance regulatory agency.”